PROXY CARD
THE LAKE FOREST CORE EQUITY FUND

This proxy is solicited on behalf of the Board of Trustees of The Lake Forest Core Equity Fund ("Lake Forest Fund"). The undersigned, revoking previous proxies for such shares, hereby appoints Eugene Profit and Michelle Profit, or either of them, attorneys of the undersigned with full power of substitution, to vote all shares of the Lake Forest Core Equity Fund (the "Fund"), which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Fund (the "Special Meeting") to be held at 8720 Georgia Avenue, Silver Spring, MD 20852 on October 8, 2004 commencing at 2:00 p.m. Central Time, and at any and all adjournment(s) thereof. Receipt of the Notice of and Proxy Statement for said Special Meeting is acknowledged.

If properly executed and returned, the shares presented by this proxy will be voted as specified by the undersigned. As to any other matter, the shares will be voted by said attorneys in accordance with their judgment.

Please vote your proxy today! Prompt response will save the expense of additional solicitations.

PROXY VOTING INSTRUCTIONS

Please complete the reverse side of this proxy card. Sign and date the reverse side of this proxy card. Return the card in the enclosed postage paid envelope.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE



THE LAKE FOREST CORE EQUITY FUND

Please refer to the lower portion of this card for the proposal summary. The full text of the proposal can be found within the enclosed proxy statement. This proposal shall be voted at the meeting on October 8, 2003.

Note: Please sign exactly as your name(s) appear below. If joint owners, EITHER may sign this Proxy. When signing as attorney, executor, administrator, trustee, guardian, or custodian for a minor, please give your full title. When signing on behalf of a corporation or as a partner for a partnership, please give the full corporate or partnership name and your title, if any.

CONTROL NUMBER:
RECORD DATE SHARES:

Review the Instructions for Proxy Card Endorsement outlined within the enclosed proxy materials or the note on the reverse side of this card. Please be sure to sign and date this Proxy Date Proposal below.

Date: ________________________


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_______________________                     ________________________
Shareholder sign here                       Co-owner sign here


DETACH CARD

PROPOSAL SUMMARY

To approve the Agreement and Plan of Reorganization between the Lake Forest Trust and the Profit Funds Investment Trust.

For          Against          Abstain
[ ]            [ ]              [ ]



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